Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2012
Second Quarter Highlights:

•	Backlog increased to $605.1 million on project awards of $291.9 million

•	Revenues were $221.4 million and fully diluted earnings per share were $0.21

•	Recognized a project charge of $3.3 million, or $0.08 per fully diluted share

•	Adjusted earnings per share, exclusive of the above charge was $0.29(A)
TULSA, OK – February 6, 2013 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the second quarter and six months ended December 31, 2012. In the quarter, the Company recorded a charge of $3.3 million related to an aboveground storage tank project in western Canada. The project contained some estimated elements related to field labor productivity and associated costs that did not accurately represent the project costs that we are experiencing in this geographic area. The charge takes into account the expected costs to complete the project and total revenues to be recognized.
John Hewitt, President and CEO of Matrix Service Company, said "We are disappointed with the charge on the aboveground storage tank project in western Canada. However, this region is an area of growth and opportunity for our organization and is a major focus of our long term strategy. Growth and expansion is not without its risks and we continue to work hard to minimize these risks and challenges with diligence in our risk management process, upgrades and improvements to our systems and processes, and continued focus on employee recruitment, development and training.”
John Hewitt added, "Revenue and opportunities continue to increase in both the core business and strategic growth areas with new awards in the first six months of fiscal 2013 totaling $538.7 million, resulting in record backlog of $605.1 million. With the exception of the charge in our western Canadian operations, financial performance exceeded our expectations and we see favorable business conditions across most of our end markets."
Second Quarter Financial Results
Revenues for the second quarter ended December 31, 2012 were $221.4 million compared to $201.0 million in the same period a year earlier, an increase of $20.4 million, or 10.1%. Net income for the second quarter of fiscal 2013 was $5.4 million, or $0.21 per fully diluted share. Adjusted net income and fully diluted earnings per share, which excludes the project charge, were $7.6(A) million and $0.29(A). In the same period a year earlier, the Company earned $7.0 million, or $0.27 per fully diluted share.
Consolidated gross profit was $22.3 million in the second quarter of fiscal 2013 compared to $23.1 million in the same period a year earlier. Revenues increased in our Oil Gas & Chemical and Electrical Infrastructure segments by $16.9 million and $6.5 million while revenues in the Storage Solutions and Industrial segments decreased by $1.9 million and $1.1 million, respectively. The project charge reduced second quarter gross margins by 1.7% to 10.1% versus 11.5% in the second quarter of fiscal 2012. In line with our plan, selling, general and administrative costs increased by $1.7 million, or 14.3%. This increase is primarily related to our planned investments in strategic growth areas and related support functions.
Six Month Fiscal 2013 Results
Revenues for the six months ended December 31, 2012 were $431.0 million compared to $370.3 million in the same period a year earlier, an increase of $60.7 million, or 16.4%. Net income for the first six months of fiscal 2013 was $10.1 million, or $0.39 per fully diluted share. Adjusted net income and fully diluted earnings per share, which excludes the project charge, were $12.1(A) million and $0.46(A). In the same period a year earlier the Company earned $10.5 million, or $0.40 per fully diluted share.
Consolidated gross profit was $44.6 million in the first six months of fiscal 2013 compared to $41.2 million in the same period a year earlier. Revenues increased in our Oil Gas & Chemical, Electrical Infrastructure and Storage Solutions segments by $38.2 million, $17.8 million and $7.4 million while revenues in the Industrial segment decreased by $2.7 million. The project charge reduced fiscal 2013 gross margins by 0.9% to 10.3% in the first six months of fiscal 2013 versus 11.1% in the same period a year earlier. In line with our plan, selling, general and administrative costs increased by $4.5 million, or 19.2%. This increase is primarily related to planned investments in our branding initiative, strategic growth areas and related support functions. The Company also incurred a bad debt charge of $0.7 million in the first quarter of fiscal 2013.

Backlog
Backlog at December 31, 2012 totaled $605.1 million, an increase of $107.6 million, or 21.6%, compared to the backlog at June 30, 2012 of $497.5 million and increased $70.5 million, or 13.2%, compared to the September 30, 2012 backlog of $534.6 million. Project awards totaled $291.9 million and $538.7 million in the three and six months ended December 31, 2012.
Financial Position
At December 31, 2012, the Company’s cash balance was $33.2 million. The cash balance along with availability under the senior credit facility gives the Company liquidity of $135.3 million.
Earnings Guidance
The Company is raising its fiscal 2013 revenue guidance to between $840 million and $890 million and maintaining earnings per fully diluted share guidance of between $0.83 and $0.98.
(A) These items are non-GAAP financial measures that exclude the impact of the project charge specifically discussed in this earnings release and the related earnings conference call. Management believes that results that exclude this charge provide more meaningful and comparable information to securities analysts and is useful in comparing the operational trends of Matrix Service Company relative to its competitors. A reconciliation to the applicable GAAP measures is included at the end of this press release.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) on Thursday, February 7, 2013 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at www.matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Revenues	$221,436	$200,964	$431,044	$370,285
Cost of revenues	199,103	177,866	386,467	329,094
Gross profit	22,333	23,098	44,577	41,191
Selling, general and administrative expenses	13,561	11,898	27,881	23,381
Operating income	8,772	11,200	16,696	17,810
Other income (expense):
Interest expense	(217)	(166)	(400)	(443)
Interest income	12	3	20	6
Other	(7)	301	50	(375)
Income before income tax expense	8,560	11,338	16,366	16,998
Provision for federal, state and foreign income taxes	3,124	4,307	6,246	6,458
Net income	$5,436	$7,031	$10,120	$10,540
Basic earnings per common share	$0.21	$0.27	$0.39	$0.40
Diluted earnings per common share	$0.21	$0.27	$0.39	$0.40
Weighted average common shares outstanding:
Basic	25,939	25,819	25,863	26,110
Diluted	26,204	26,111	26,172	26,420

Matrix Service Company
Consolidated Balance Sheets
(In thousands)

	December 31, 2012	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$33,209	$39,726
Accounts receivable, less allowances (December 31, 2012—$785 and June 30, 2012—$1,201)	152,754	108,034
Costs and estimated earnings in excess of billings on uncompleted contracts	66,151	68,562
Deferred income taxes	5,487	6,024
Inventories	3,683	2,482
Income Taxes receivable	1,060	—
Other current assets	4,974	5,688
Total current assets	267,318	230,516
Property, plant and equipment at cost:
Land and buildings	29,357	28,846
Construction equipment	64,076	59,176
Transportation equipment	31,524	25,865
Office equipment and software	17,793	16,892
Construction in progress	6,824	2,910
	149,574	133,689
Accumulated depreciation	(84,100)	(78,814)
	65,474	54,875
Goodwill	30,975	28,675
Other intangible assets	8,134	6,504
Other assets	4,173	2,565
Total assets	$376,074	$323,135

Matrix Service Company
Consolidated Balance Sheets (continued)
(In thousands, except share data)

	December 31, 2012	June 30, 2012
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$59,709	$48,931
Billings on uncompleted contracts in excess of costs and estimated earnings	57,606	30,293
Accrued wages and benefits	15,779	15,298
Accrued insurance	7,390	6,912
Income taxes payable	—	1,115
Other accrued expenses	3,971	3,414
Total current liabilities	144,455	105,963
Deferred income taxes	5,814	6,075
Long term debt	3,425	—
Total liabilities	153,694	112,038
Commitments and contingencies
Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of December 31, 2012, and June 30, 2012	279	279
Additional paid-in capital	117,059	116,693
Retained earnings	127,539	117,419
Accumulated other comprehensive income	1,086	771
	245,963	235,162
Less: Treasury stock, at cost—1,869,558 shares as of December 31, 2012, and 2,141,990 shares as of June 30, 2012	(23,583)	(24,065)
Total stockholders’ equity	222,380	211,097
Total liabilities and stockholders’ equity	$376,074	$323,135

Results of Operations
(In thousands)

	Three Months Ended		Six Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Gross revenues
Electrical Infrastructure	$50,123	$43,628	$83,393	$65,640
Oil Gas & Chemical	66,635	49,750	133,732	95,749
Storage Solutions	98,183	99,710	203,601	195,632
Industrial	7,033	8,076	12,008	14,651
Total gross revenues	$221,974	$201,164	$432,734	$371,672
Less: Inter-segment revenues
Electrical Infrastructure	$—	$—	$—	$—
Oil Gas & Chemical	—	33	—	208
Storage Solutions	538	167	1,690	1,179
Industrial	—	—	—	—
Total inter-segment revenues	$538	$200	$1,690	$1,387
Consolidated revenues
Electrical Infrastructure	$50,123	$43,628	$83,393	$65,640
Oil Gas & Chemical	66,635	49,717	133,732	95,541
Storage Solutions	97,645	99,543	201,911	194,453
Industrial	7,033	8,076	12,008	14,651
Total consolidated revenues	$221,436	$200,964	$431,044	$370,285
Gross profit (loss)
Electrical Infrastructure	$6,629	$4,991	$11,335	$7,776
Oil Gas & Chemical	8,045	4,936	15,912	9,283
Storage Solutions	7,748	12,689	17,717	23,076
Industrial	(89)	482	(387)	1,056
Total gross profit	$22,333	$23,098	$44,577	$41,191
Operating income (loss)
Electrical Infrastructure	$3,696	$2,492	$6,015	$3,221
Oil Gas & Chemical	3,927	2,410	7,702	3,822
Storage Solutions	1,550	6,547	4,999	10,773
Industrial	(401)	(249)	(2,020)	(6)
Total operating income	$8,772	$11,200	$16,696	$17,810
Segment assets
Electrical Infrastructure	$72,229	$59,919	$72,229	$59,919
Oil Gas & Chemical	76,044	50,479	76,044	50,479
Storage Solutions	163,906	138,550	163,906	138,550
Industrial	14,555	18,904	14,555	18,904
Other	49,340	47,746	49,340	47,746
Total segment assets	$376,074	$315,598	$376,074	$315,598

Backlog
We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenues recognized as of the reporting date.
Three Months Ended December 31, 2012

The following table provides a summary of changes in our backlog for the three months ended December 31, 2012:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of September 30, 2012	$135,318	$116,857	$264,908	$17,563	$534,646
Net awards	32,846	65,246	169,818	24,001	291,911
Revenue recognized	(50,123)	(66,635)	(97,645)	(7,033)	(221,436)
Backlog as of December 31, 2012	$118,041	$115,468	$337,081	$34,531	$605,121
Six Months Ended December 31, 2012

The following table provides a summary of changes in our backlog for the six months ended December 31, 2012:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2012	$127,699	$117,862	$236,571	$15,320	$497,452
Net awards	73,735	131,338	302,421	31,219	538,713
Revenue recognized	(83,393)	(133,732)	(201,911)	(12,008)	(431,044)
Backlog as of December 31, 2012	$118,041	$115,468	$337,081	$34,531	$605,121

Reconciliation of Non-GAAP Financial Measures - Quarter and Six Months Ended December 31, 2012

	Three Months Ended December 31, 2012
	As reported	Special Item (1)	Non GAAP basis
	(In thousands, except per share data)
Gross profit	$22,333	$3,255	$25,588
Gross margin	10.1%	1.7%	11.8%
Income before income tax expense	$8,560	$3,255	$11,815
Provision for federal, state and foreign income taxes	3,124	1,139	4,263
Net income	5,436	2,116	7,552
Earnings per share - diluted	0.21	0.08	0.29

	Six Months Ended December 31, 2012
	As reported	Special Item (1)	Non GAAP basis
	(In thousands, except per share data)
Gross profit	$44,577	$3,039	$47,616
Gross margin	10.3%	0.9%	11.2%
Income before income tax expense	$16,366	$3,039	$19,405
Provision for federal, state and foreign income taxes	6,246	1,064	7,310
Net income	10,120	1,975	12,095
Earnings per share - diluted	0.39	0.07	0.46

(1) Represents the charge recorded on the aboveground storage tank project in western Canada. This item is discussed in greater detail in Part 1, Item 1 of the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.